UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Herzfeld Caribbean Basin Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Press Release Announcing Upcoming Proxy Solicitation

The Herzfeld Caribbean Basin Fund, Inc.

Announces Board Approval of Change in Investment Policy

MIAMI BEACH, FLA., March 4, 2025 –The Herzfeld Caribbean Basin Fund, Inc. (NASDAQ: CUBA) (the “Fund”) today announced that the Fund’s Board of Directors (“Board”) has approved a change in the Fund’s investment strategy. Subject to necessary regulatory filings and the requisite approval of the Fund’s shareholders, the Fund will modify its current investment strategy and redirect the Fund to focus on a “CLO Equity Strategy”. With this change, the Fund’s primary investment objective will change to a total return strategy with a secondary objective of generating high current income for shareholders. In accordance with that change in investment objective, the Fund will focus on investing in equity and junior debt tranches of collateralized loan obligations, or “CLOs”. CLOs are portfolios of collateralized loans consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors.

In recommending this change to the Board, Thomas J. Herzfeld, Chairman of Thomas J. Herzfeld Advisors, Inc. (the “Investment Manager”) stated, “The Fund’s shareholders should know that we have not taken this decision lightly. We launched the Fund thirty years ago with the expectation that investment opportunities would be available upon opening of U.S. trade relations with Cuba. Over that time, we have seen the geo-political situation ebb and flow and have worked extremely hard to seek opportunities in the Caribbean Basin while we waited for the long-standing stalemate in relations to break. But with the new administration in Washington and the prospects for the opening of Cuba seemingly at a low point, we feel it is time for a dramatic change that is designed to enhance value for shareholders.”

Cecilia Gondor, Chairperson of the Board of the Fund commented, “With the Fund continuing to trade at a persistent discount, we challenged the investment manager to recommend solutions for our shareholders. After a lengthy period of analysis, the advisor recommended that the Fund refocus its strategy to invest in CLOs. This allows the Fund to take advantage of its closed-end fund structure in a segment of the credit industry that has demonstrated an ability for funds to trade at premiums to net asset value. While this is a dramatic change in investment focus, we believe the change is in the best interest of shareholders.”

The Directors unanimously approved the proposed changes to the Fund’s investment strategy and will recommend that the Fund’s shareholders approve the changes. The Board approved changes to the Fund’s name to Herzfeld Credit Income Fund, Inc. and ticker symbol, and that, subject to requisite shareholder approval, certain fundamental policies be modified or eliminated. The Board also authorized changes to the Fund’s investment management agreement with the Investment Manager. Those changes implement a new fee structure.

Standard fee structures within existing funds engaged in CLO strategies are comprised of a management fee based upon assets under management and an incentive fee based upon the income earned by the funds. Under the modifications approved by the Board, the fees for the Fund will be set at a 1.25% management fee and a 10% incentive fee, subject to a hurdle rate of 9%. The prior investment management agreement between the Fund and the Investment Advisor set fees at 1.45% of assets under management. The new fee structure may be more or less than the previous fee structure depending upon the performance of the Fund and the application of the incentive fee structure.

The Fund intends to hold a special meeting of shareholders as soon as practicable to obtain requisite shareholder approvals as required by the Investment Company Act of 1940, as amended (the “1940 Act”), which requires any change to a fundamental policy and the entering into of the new investment management agreement be approved by “a majority of the outstanding voting securities” of the Fund (as defined under the 1940 Act).

Thomas J. Herzfeld Advisors, Inc. has been investing in the credit markets since its founding more than 40 years ago and currently manages approximately $950 million of assets across a number of investment strategies including CLOs, private and public credit and equity, municipal bonds, and other strategies. The Firm has been a consistent top Morningstar manager, having earned recognition as a 5 star performer in multiple categories for 40 consecutive quarters.1

[1]	See disclaimer regarding Morningstar awards.

Mr. Herzfeld commented further, “It is imperative to me that our long-term shareholders understand that we have not given up on the opportunities that we believe ultimately will exist in Cuba. While we think the strategy change for the Fund is absolutely necessary at this time, we continue to look forward to the day when the U.S. and Cuban governments move beyond the current stalemate. We have reserved our rights to use the CUBA ticker symbol on NASDAQ and, should circumstances warrant, we will seek to explore opportunities for investment in Cuba when that day comes. Until then, however, we believe that best use of our closed-end fund structure is in the new CLO strategy.”

Additional information about the changes to the strategy have been provided in the Fund’s Semi-Annual Report filed on Monday, March 3, 2025 with the U.S. Securities and Exchange Commission available on the Fund’s website at www.herzfeld.com/cuba and will be further included in a proxy statement (the “Proxy Statement”) that the Fund will provide in connection with its special shareholder meeting.

Additional Information about the Strategy Changes

This press release is not intended to, and does not, solicit a proxy from any shareholder of the Fund. The solicitation of proxies to effect the proposed changes will only be made by a definitive Proxy Statement.

This press release references a Proxy Statement, to be filed by the Fund. The Proxy Statement has yet to be filed with the Securities and Exchange Commission (the “SEC”). After the Proxy Statement is filed with the SEC, it may be amended or withdrawn. The Fund and its directors, officers and employees, and Herzfeld Advisors, and its shareholders, officers and employees and other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed fundamental policy changes and the proposed approval of the investment advisory agreement. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Fund’s directors, officers and employees, and Herzfeld Advisors and its shareholders, officers and employees and other persons by reading the Proxy Statement when it is filed with the SEC. INVESTORS AND SECURITY HOLDERS OF THE FUND ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CHANGES. INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVE, RISKS, CHARGES AND EXPENSES OF THE FUND CAREFULLY. THE PROXY STATEMENT WILL CONTAIN INFORMATION WITH RESPECT TO THE INVESTMENT OBJECTIVE, RISKS, CHARGES AND EXPENSES OF THE FUND. The Proxy Statement will not constitute an offer to buy or sell securities, in any state where such offer or sale is not permitted. Security holders may obtain free copies (when it becomes available) of the Proxy Statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies (when it becomes available) of the Proxy Statement and other documents filed with the SEC may also be obtained by directing a request to the Fund at (800) 854-3863

About Thomas J. Herzfeld Advisors, Inc.

Thomas J. Herzfeld Advisors, Inc., founded in 1984, is an SEC registered investment advisor, specializing in investment analysis and account management in closed-end funds.

More information about the advisor can be found at www.herzfeld.com.

Past performance is no guarantee of future performance. An investment in the Fund is subject to certain risks, including market risk. In general, shares of closed-end funds often trade at a discount from their net asset value and at the time of sale may be trading on the exchange at a price which is more or less than the original purchase price or the net asset value. An investor should carefully consider the Fund’s investment objective, risks, charges and expenses. Please read the Fund’s disclosure documents before investing.

Forward-Looking Statements

This press release, and other statements that TJHA or the Fund may make, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund’s or TJHA’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. TJHA and the Fund caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and TJHA and the Fund assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, particularly with respect to Cuba and other Caribbean Basin countries, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Fund or in the Fund’s net asset value; (2) the relative and absolute investment performance of the Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to the Fund or TJHA, as applicable; (8) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or TJHA or the Fund; (9) TJHA’s and the Fund’s ability to attract and retain highly talented professionals; (10) the impact of TJHA electing to provide support to its products from time to time; (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (12) the effects of an epidemic, pandemic or public health emergency, including without limitation, COVID-19. Annual and Semi-Annual Reports and other regulatory filings of the Fund with the SEC are accessible on the SEC’s website at www.sec.gov and on TJHA’s website at www.herzfeld.com/cuba, and may discuss these or other factors that affect the Fund. The information contained on TJHA’s website is not a part of this press release.

TJHA has received certain nominations or awards by third-parties as reflected herein. Investors should review the criteria for each nomination or award as reflected on the third-party's webpage. In addition, the nominations and awards reflect past performance of the nominee or award designee and may not reflect the current performance or status of any such firm or individual and may no longer be applicable. Morningstar award content presented with permission and licensing fee. Contact us for more information on how the ratings are apportioned and for full disclosures regarding third party news and awards.

Contact:

Thomas Morgan
Chief Compliance Officer
Thomas J. Herzfeld Advisors, Inc.
1-305-777-1660